Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces Fourth Quarter and Fiscal 2011

Financial Results

Fourth Quarter Adjusted Earnings from Continuing Operations Increased Almost 20 Percent to $7.8 Million, or

$0.34 per Diluted Share

Net Debt Reduced by $45 Million from Last Year

GRAND RAPIDS, MICHIGAN – May 11, 2011 – Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today reported financial results for its 12-week fourth quarter ended March 26, 2011.

Fourth Quarter Results

Consolidated net sales for the 12-week fourth quarter increased 2.3 percent to $571.5 million compared with $558.8 million in the same period last year. Both the retail and distribution segments reported improved sales during the quarter.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter increased 14.2 percent to $25.5 million, or 4.5 percent of net sales, compared to $22.3 million, or 4.0 percent of net sales in the year-ago period.

Fourth quarter operating earnings increased 80.0 percent to $15.9 million compared with $8.9 million in the year-ago period. Excluding a pre-tax charge associated with restructuring costs of $0.2 million this year and $4.8 million last year, adjusted fourth quarter operating earnings were $16.1 million compared with $13.7 million in the previous year. Last year’s fourth quarter pretax charge related to a previously disclosed warehouse consolidation initiative and its associated administrative cost reductions as well as adjustments for certain real estate projects.

“We are pleased that we concluded fiscal 2011 with a strong fourth quarter financial performance,” stated Dennis Eidson, Spartan’s President and Chief Executive Officer. “Our profitability remains at historically high levels and we continue to generate strong cash from operations.”

Fourth quarter earnings from continuing operations improved 129.6 percent to $7.7 million, or $0.34 per diluted share, from $3.3 million, or $0.15 per diluted share in the year-ago quarter. Excluding the previously mentioned net charges, adjusted earnings from continuing operations for the quarter increased 19.5 percent to $7.8 million, or $0.34 per diluted share, compared to $6.5 million, or $0.29 per diluted share last year.

Sales increases, improved overall margins, a continued focus on cost control and increased operating efficiencies related to the Company’s spring 2010 warehouse consolidation initiative primarily contributed to the earnings improvement.

Fourth quarter gross profit margin increased 10 basis points to 22.7 percent from 22.6 percent in the same period last year. The increase was due to improved margin contribution from the Company’s distribution segment and higher fuel margins partially offset by lower retail supermarket margins.

Operating expenses totaled $113.9 million, or 19.9 percent of net sales, compared with $117.3 million, or 21.0 percent of sales in the year-ago quarter. Excluding the previously mentioned net pretax charge, the adjusted fourth quarter operating expense-to-sales ratio was 19.9 percent this year versus 20.1 percent last year. The Company’s expense leverage was improved by a shift in mix of sales towards fuel, productivity improvements in both segments and cost containment initiatives which were partially offset by higher debit/credit card fees and employee incentive compensation costs.

Distribution Segment

Fourth quarter net sales for the distribution segment rose to $248.9 million from $244.3 million in the year-ago period due largely to an improvement in pharmacy related sales and new customers gained.

Operating earnings for the segment increased 74.4 percent to $13.9 million compared with $8.0 million in the same period last year. Adjusted for restructuring costs, operating earnings were $13.7 million this year compared to $12.2 million last year. The increase was due to procurement related gains, an incremental $0.7 million in LIFO inventory valuation credit, operating efficiencies and expense leverage, partially offset by higher transportation and employee incentive compensation expenses.

Retail Segment

Fourth quarter net sales for the retail segment increased 2.6 percent to $322.6 million compared to $314.4 million in the same period last year. The higher sales were due primarily to higher retail fuel selling prices and a new supermarket location partially offset by a decline in comparable store sales, excluding fuel of 0.9 percent. The fourth quarter comparable store sales results continued the Company’s trend of sequential quarter-over-quarter improvement.

Retail segment operating earnings for the quarter increased to $2.1 million compared to $0.9 million in the year-ago period. Excluding the retail segment’s share of the previously mentioned net pretax charge, fiscal 2011’s adjusted fourth quarter operating earnings were $2.4 million compared to $1.5 million in the same period last year. The increase in operating earnings was attributed to lower employee incentive costs, improved fuel margins, and the cycling of the cost of an employee benefit change last year, partially offset by lower supermarket gross margins due in part to the launch of the YES (customer loyalty) card at the VG’s banner and an increased LIFO inventory valuation charge.

Balance Sheet and Cash Flow

The Company continued to report strong levels of net cash provided by operating activities of $89.8 million for fiscal year 2011.

As of March 26, 2011, total net long-term debt (including current maturities and capital lease obligations and subtracting cash) decreased $45.0 million to $131.1 million from $176.1 million at the end of last year. The Company’s financial position continued to improve as its total net long-term debt-to-capital ratio is now 0.30 to 1.0 at the end of the fourth quarter and its net debt-to-Adjusted EBITDA ratio on an annual Adjusted EBITDA basis is at 1.26 to 1.0.

“I am pleased to report we achieved our third consecutive year of over $100 million in Adjusted EBITDA. We continued to improve the fundamental operating structure and effectiveness of our business which allowed us to generate increased cash flow and reduce net debt,” said Mr. Eidson. “Our consistent improvement of these key financial metrics reflects the strength of our business model and the commitment and the ability of our entire team to execute our business strategy.”

Fiscal 2011 Results

Consolidated net sales for the fiscal year were $2.53 billion compared with $2.55 billion last year. The annual net sales decline resulted from continuing adverse regional economic conditions and competitive pressures partially offset by higher retail fuel selling prices. Also contributing to the decline were lost sales of $13.0 million related to retail stores that were closed or sold during fiscal 2010.

Fiscal 2011’s adjusted operating earnings, excluding the pretax impacts of restructuring were $65.0 million compared with $64.8 million last year. As reported, fiscal 2011’s operating earnings were $68.0 million.

Adjusted net earnings from continuing operations for fiscal 2011, excluding after tax impacts of restructuring of $1.8 million, were $30.7 million, or $1.36 per diluted share compared with $29.9 million, or $1.33 per diluted share, last year. As reported, fiscal 2011’s net earnings were $32.3 million, or $1.42 per diluted share.

Fiscal 2012 Outlook

“The Michigan economy is slowly improving and we believe that our sales trends will similarly continue to improve. We expect to experience a moderate level of overall product cost and retail price inflation. These trends will result in a significant increase in LIFO expense for next year. However, on balance we are optimistic about our outlook for continued improvement in our operating results in fiscal 2012,” said Mr. Eidson.

The Company expects first quarter retail comparable store sales, excluding fuel centers, to be comparable to the fourth quarter of fiscal 2011 results, with distribution sales again increasing compared to last year’s levels. The Company expects fiscal 2012 first quarter adjusted net earnings to approximate last year’s performance. Excluding the 53rd week in fiscal 2012, the Company expects comparable store sales to turn positive in the second half of the year. For the full fiscal year, the Company anticipates that adjusted net earnings, excluding the 53rd week, will modestly exceed fiscal 2011’s.

Capital expenditures for fiscal 2012 are expected to range from $42.0 million to $45.0 million with depreciation and amortization ranging from $36.0 million to $38.0 million and total interest expense approximating $15.0 million.

“Our priorities for fiscal 2012 will continue to focus on improving sales growth in both our distribution and retail segments enhancing our value proposition to the consumer and achieving additional efficiencies, through tight management of the controllable aspects of our business. The key initiatives to achieve these results will include the continued development of our private brand program, rollout of our loyalty card program to the remainder of our banners, a focus on fresh excellence across our banners and a continued emphasis on providing health and wellness solutions to the consumer. Additionally, we will continue to seek prudent growth opportunities in our existing markets or adjacent states through new customer development or acquisitions and we remain confident in our long-term strategy,” concluded Mr. Eidson.

Conference Call

A telephone conference call to discuss the Company’s fourth quarter and fiscal 2011 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 12, 2011. A live webcast of this conference call will be available on the Company’s website, www.spartanstores.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation’s eleventh largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 corporate and national brand products to approximately 375 independent grocery stores in Michigan, Indiana and Ohio, and to our 97 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets and VG’s Food and Pharmacy and Valu Land.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “priority”, “trend”, “outlook”, or “strategy”; that an event or trend “will” or “should” occur or “continue” or is “likely” or that Spartan Stores or its management “anticipates”, “believes”, “expects” or “plans” a particular result. Accounting estimates are inherently forward-looking. Our restructuring cost provisions are estimates and actual costs may be more or less than these estimates and differences may be material. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, warehouse consolidation and store openings, successfully respond to the weak economic environment and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(In thousands, except per share amounts)

	Fourth Quarter Ended (12 weeks)		Year-to-Date Ended (52 weeks)
	March 26, 2011	March 27, 2010	March 26, 2011	March 27, 2010
Net sales	$571,471	$558,777	$2,533,064	$2,551,956
Cost of sales	441,650	432,645	1,976,549	1,993,306

Gross Margin	129,821	126,132	556,515	558,650

Operating expenses
Other selling, general and administrative	105,480	104,476	452,859	459,192
Restructuring, asset impairment and other	192	4,838	532	6,154
Depreciation and amortization	8,208	7,962	35,158	34,640

Total operating expenses	113,880	117,276	488,549	499,986

Operating earnings	15,941	8,856	67,966	58,664

Non-operating expense (income)
Interest expense	3,505	3,816	15,104	16,394
Other, net	(44)	(42)	(97)	(138)

Total non-operating expense, net	3,461	3,774	15,007	16,256

Earnings before income taxes and discontinued operations	12,480	5,082	52,959	42,408
Income taxes	4,831	1,751	20,420	16,475

Earnings from continuing operations	7,649	3,331	32,539	25,933
Earnings (Loss) from discontinued operations, net of taxes	124	(95)	(232)	(375)

Net earnings	$7,773	$3,236	$32,307	$25,558

Basic earnings per share:
Earnings from continuing operations	$0.34	$0.15	$1.44	$1.16
Gain (loss) from discontinued operations	—	(0.01)	(0.01)	(0.02)

Net earnings	$0.34	$0.14	$1.43	$1.14

Diluted earnings per share:
Earnings from continuing operations	$0.34	$0.15	$1.43	$1.15
Gain (loss) from discontinued operations	—	(0.01)	(0.01)	(0.01)

Net earnings	$0.34	$0.14	$1.42	$1.14

Weighted average shares outstanding:
Basic	22,629	22,452	22,606	22,406

Diluted	22,712	22,509	22,688	22,480

SPARTAN STORES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 26, 2011	March 27, 2010
ASSETS

Current assets
Cash and cash equivalents	$43,824	$9,170
Accounts receivable, net	56,344	54,529
Inventories	103,814	117,514
Other current assets	8,934	14,982

Total current assets	212,916	196,195

Other assets
Goodwill, net	241,244	247,916
Other, net	55,788	61,409

Total other assets	297,032	309,325

Net property and equipment	241,448	247,961

Total assets	$751,396	$753,481

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$100,919	$114,549
Accrued payroll and benefits	37,679	31,983
Other accrued expenses	18,343	20,838
Current portion of restructuring costs	4,470	8,877
Current maturities of long-term debt	4,205	4,209

Total current liabilities	165,616	180,456

Other long-term liabilities	18,269	19,937
Restructuring costs	10,832	27,061
Deferred taxes	66,241	49,996
Postretirement benefits	14,222	21,060
Long-term debt	170,711	181,066

Total long-term liabilities	280,275	299,120

Shareholders' equity
Common stock, voting, no par value; authorized 50,000 shares; outstanding 22,619 and 22,450 shares	169,072	166,577
Preferred stock, no par value, authorized 10,000 shares; no shares outstanding	—	—
Deferred stock-based compensation	(6,986)	(8,352)
Accumulated other comprehensive loss	(13,016)	(12,973)
Retained earnings	156,435	128,653

Total shareholders' equity	305,505	273,905

Total liabilities and shareholders' equity	$751,396	$753,481

SPARTAN STORES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Year-to-Date
	(52 weeks) March 26, 2011	(52 weeks) March 27, 2010
Net cash provided by operating activities	$89,756	$91,702
Net cash used in investing activities	(33,123)	(58,028)
Net cash used in financing activities	(19,369)	(27,896)
Net cash used in discontinued operations	(2,610)	(3,127)

Net increase in cash and cash equivalents	34,654	2,651
Cash and cash equivalents at beginning of period	9,170	6,519

Cash and cash equivalents at end of period	$43,824	$9,170

SPARTAN STORES, INC. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL DATA

(Unaudited)

(In thousands)

	Fourth Quarter Ended		Year-to-Date Ended
	(12 weeks)		(52 weeks)
	March 26, 2011	March 27, 2010	March 26, 2011	March 27, 2010
Retail Segment:
Net Sales	$322,551	$314,440	$1,443,375	$1,460,671
Operating Earnings	$2,073	$905	$19,979	$20,591

Distribution Segment:
Net Sales	$248,920	$244,337	$1,089,689	$1,091,285
Operating Earnings	$13,868	$7,951	$47,987	$38,073

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS BEFORE INTEREST, TAXES,

DEPRECIATION AND AMORTIZATION

(A NON-GAAP FINANCIAL MEASURE)

(Unaudited)

(In thousands)

	Fourth Quarter Ended (12 weeks)		Year-to-Date (52 Weeks)
	March 26, 2011	March 27, 2010	March 26, 2011	March 27, 2010
Consolidated:
Net earnings	$7,773	$3,236	$32,307	$25,558
Plus:
Discontinued operations	(124)	95	232	375
Income taxes	4,831	1,751	20,420	16,475
Non-operating expense	3,461	3,774	15,007	16,256

Operating earnings	$15,941	$8,856	$67,966	$58,664
Plus:
Depreciation and amortization	8,208	7,962	35,158	34,640
LIFO (income) expense	(282)	(72)	(4,185)	(176)
Restructuring, asset impairment & other	192	4,838	532	6,154
Non-cash stock compensation & other charges	1,466	764	4,793	3,996

Adjusted EBITDA	$25,525	$22,348	$104,264	$103,278

Retail Segment:
Operating Earnings	$2,073	$905	$19,979	$20,591
Plus:
Depreciation and amortization	6,159	6,074	26,693	26,042
LIFO expense	289	(171)	954	185
Restructuring, asset impairment & other	361	632	267	1,948
Non-cash stock compensation & other charges	(216)	48	(123)	(198)

Adjusted EBITDA	$8,666	$7,488	$47,770	$48,568

Distribution Segment:
Operating Earnings	$13,868	$7,951	$47,987	$38,073
Plus:
Depreciation and amortization	2,049	1,888	8,465	8,598
LIFO income	(571)	99	(5,139)	(361)
Restructuring, asset impairment & other	(169)	4,206	265	4,206
Non-cash stock compensation & other charges	1,682	716	4,916	4,194

Adjusted EBITDA	$16,859	$14,860	$56,494	$54,710

Notes: Consolidated Adjusted EBITDA is a non-GAAP financial measure that is defined under the terms of our credit facility as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings. Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Adjusted EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

SPARTAN STORES, INC. AND SUBSIDIARIES RECONCILIATION OF LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS TO TOTAL NET LONG TERM DEBT AND CAPITAL LEASE OBLIGATIONS

(A NON-GAAP FINANCIAL MEASURE)

(Unaudited)

(In thousands)

	March 26, 2011	March 27, 2010
Current maturities of long-term debt and capital lease obligations	$4,205	$4,209
Long-term debt and capital lease obligations	170,711	181,066

Total Debt	174,916	185,275
Cash and cash equivalents	(43,824)	(9,170)

Total net long-term debt	$131,092	$176,105

Notes: Total Net debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments.